Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

jsinger@sagentpharma.com

(847) 908-1605

Sagent Pharmaceuticals Appoints Michael Fekete to its Board of Directors

SCHAUMBURG, Ill., July 11, 2013 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT), a leader of specialty pharmaceutical products with an emphasis on the injectable market, today announced that its Board of Directors has expanded the size of the Board from five to six members and appointed Michael Fekete as a Class I Director effective July 10, 2013.

“We are delighted to have Mike join the Company’s Board of Directors,” said Jeffrey M. Yordon, founder, chief executive officer and chairman of the board of Sagent. “Mike brings a wealth of experience in advising healthcare companies and has specific knowledge of the generic injectable pharmaceutical industry. Mike worked with Sagent as an advisor in connection with our successful initial public offering and Mike’s experience and skill set will be particularly valuable to us as we continue to drive our growth. We look forward to his contribution to the Board of Directors and his involvement with senior management of the Company.”

Mr. Fekete, 49, is an independent corporate advisor specializing in capital markets, mergers and acquisitions and general corporate strategy with over 25 years of professional experience advising public and private companies, primarily in the healthcare sector. He began his career in investment banking in 1986 and has worked for a number of firms, including Wells Fargo, Wachovia Corporation, CIBC World Markets, Oppenheimer & Co. and L.F. Rothschild & Co., Inc. Mr. Fekete is a director of DFB Pharmaceuticals, a privately held specialty pharmaceutical company and of Symetis SA, a privately held company developing minimally invasive heart valve replacement therapies for patients suffering from heart valve diseases. Mr. Fekete earned a bachelor’s degree of science in business administration from the Pennsylvania State University.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectable products. Sagent has created a unique, global network of resources, comprised of rapid development capabilities, sophisticated manufacturing and innovative drug-delivery technologies, quickly yielding an extensive portfolio of pharmaceutical products that fulfills the evolving needs of patients.